SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2005

RESPIRONICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-16723	25-1304989

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Murry Ridge Lane
Murrysville, Pennsylvania		15668-8525

(Address of Principal		(Zip Code)
Executive Offices)

724-387-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT	2
SIGNATURES	3

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On April 5, 2005, Respironics, Inc. (the “Company”) issued a press release announcing the appointment of Donald J. Spence as the President of the Homecare Division to succeed William J. Post who has chosen to resign his position at Respironics. In connection with Mr. Spence’s appointment, he and the Company entered into an employment agreement effective April 21, 2005 for a one-year term that shall automatically be extended each additional year unless otherwise terminated by the Company or Mr. Spence. The Company will compensate Mr. Spence a base annual salary of $320,000. At all times during his employment term, Mr. Spence shall also have the right to participate in and receive benefits under and in accordance with the then-current provisions of all incentive, profit-sharing, retirement, stock option or purchase plans, life, health and accident insurance, hospitalization, and other incentive and benefit plans or programs. Mr. Spence will be eligible for an annual bonus that is not more than 50% of his base salary during the 2006 fiscal year.

Most recently, Mr. Spence served as Executive Vice President of GKN Automotive and from 2001 until late 2004 was President/CEO of GKN Sinter Metals; both divisions of GKN plc (“GKN”). Based in Auburn Hills, Michigan, Spence joined GKN in 1998 as Senior VP Sales and Marketing for GKN Sinter Metals where he was responsible for building their global sales and marketing organization. In 2001 he was promoted to President/CEO of GKN Sinter Metals, the world's largest powder metal component manufacturer with sales approaching $1 billion. In this role Spence managed functional operations including R&D, manufacturing, sales, marketing, human resources. Prior to GKN plc, Mr. Spence spent 10 years with Datex-Ohmeda, Inc. in positions of increasing responsibility including Business Unit Controller, Director of Field Operations, Vice President of Global Marketing, and President of the Medical Systems Division.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPIRONICS, INC.
By:	/s/ Daniel J. Bevevino
Daniel J. Bevevino
Vice President, and Chief Financial and Principal Accounting Officer

Dated: April 21, 2005

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